Lease No. WT-3189-A-22 (2455)
                                                   Supplement No. 1


                             SUPPLEMENTAL AGREEMENT

                  THIS AGREEMENT, made as of the llth day of August, 1999 by and between THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY, (hereinafter called "the Port Authority") and CHENG XIANG TRADING USA INC. (hereinafter called "the Lessee"),

                  WITNESSETH, That:

                  WHEREAS, the Port Authority and the Lessee heretofore and as of November 17, 1995 entered into an agreement of lease identified by Port Authority Lease No. WT-3189-A-33 (2455) and hereinafter identified by the above Port Authority Lease Number covering premises at the Port Authority World Trade Center in the Borough of Manhattan, City, County and State of New York (which agreement of lease, as the same may have been heretofore supplemented and amended, is hereinafter called "the Lease"); and

                  WHEREAS, the Port Authority and the Lessee desire to extend the term of the letting under the Lease and to amend the Lease in certain other respects;

                  NOW, THEREFORE, for and in consideration of the covenants and mutual agreements herein contained, the Port Authority and the Lessee hereby agree as follows:

                  1. The term of the letting under the Lease is hereby extended for the period ending on August 31, 2002, unless sooner terminated, or unless extended.

                  2. Subject to all the terms, provisions, covenants and conditions of the Lease, the Port Authority hereby lets to the Lessee and the Lessee hereby hires and takes from the Port Authority at the Port Authority World Trade Center in the Borough of Manhattan, City, County and State of New York the space shown in diagonal hatching on the sketch annexed hereto, marked "Exhibit A-l" and hereby made a part hereof together with the fixtures, improvements and other property of the Port Authority located or to be located therein or thereon, the said space together with the said fixtures, improvements and other property (hereinafter sometimes collectively called "Area A-l") to be and become the premises under the Lease from and after September 1, 1999 at 12:01 o'clock A. M. (as such date may be postponed from time to time pursuant to the provisions of Paragraph 4 of this Agreement) (the said date or postponed date being hereinafter referred to as the "Effective Date") and continuing, unless sooner terminated, for the balance of the term of the letting under the Lease, as extended herein. The Port Authority and the Lessee hereby acknowledge that Area A-l constitutes non-residential real property.

                  3. The Lessee shall use Area A-l for the purposes set forth in
Section 3 of the Lease and for no other purpose whatsoever.

                  4. If on September 1, 1999 Area A-l is not available or ready for occupancy or use by the Lessee by reason of the fact that Area A-l or any part thereof, or any part of the World Trade Center are in the course of construction, repair, alteration or improvement or by reason of the fact that the occupant of Area A-l, or a part thereof, failed or refused to deliver possession or by reason of any causes or conditions beyond the control of the Port Authority, the Port Authority may postpone the letting of Area A-l and the Port Authority shall not be subject to any liability for such postponement or failure to give possession on such date. No such postponement or failure to give possession of Area A-l on such date shall affect the validity of the Lease or of this Agreement or the obligations of the Lessee under either the Lease or this Agreement. Possession of Area A-l shall be tendered by the Port Authority to the Lessee by notice given at least five (5) days prior to the effective date of the tender. In the event that notice of tender of Area A-l is not given for possession thereof to commence on or before September 1, 2000, then the letting of Area A-l under this Agreement shall be deemed cancelled, and each party shall and does release and discharge the other party from any and all claims or demands with respect to Area A-l based on this Agreement, or a breach or alleged breach thereof.

                  5. (a) The Lessee shall pay a basic rental, to the Port Authority for Area A-l for the period from and after the Effective Date throughout the term of the letting under the Lease, as extended herein, at the rate of Sixty-nine Thousand Eight Hundred Four Dollars and No Cents ($69,804.00) per annum, payable in advance in equal monthly installments of Five Thousand Eight Hundred Seventeen Dollars and No Cents ($5,817.00) each on the Effective Date and on the first day of each and every calendar month thereafter throughout the term of the letting under the Lease, as extended herein.

                  (b) If the Effective Date is other than the first day of a calendar month, the installment of basic rental payable on the Effective Date shall be the amount of the monthly installment stated in subparagraph (a) above multiplied by a fraction, the numerator of which shall be the number of days from the Effective Date through and including the last day of the calendar month in which such Effective Date occurs and the denominator of which shall be the number of days in that calendar month. If the expiration or termination date of the letting is other than the last day of a calendar month, the installment of basic rental payable on the first day of the calendar month in which such expiration or termination date occurs shall be the amount of the monthly installment stated in subparagraph (a) above multiplied by a fraction, the numerator of which shall be the number of days the letting was in effect in the calendar month in which the expiration or termination date occurs and the denominator of which shall be the number of days in said month.

                  (c) On the Effective Date Schedule A annexed to the Lease shall be deemed deleted and the schedule annexed hereto, made a part hereof and marked, "Schedule A" shall be deemed inserted in lieu thereof. From and after the Effective Date, in addition to the basic rental payable in accordance with subparagraph (a) of this Paragraph 5, the Lessee shall pay additional basic rental for Area A-l in accordance with Schedule A annexed hereto.

                  6. Effective at 11:59 o'clock P.M. on the day preceding the Effective Date (hereinafter referred to as "the Surrender Date"), the Lessee hereby surrenders and yields up and does by these presents grant, bargain, sell, surrender and yield up to the Port Authority, its successors and assigns, forever, the premises shown in diagonal hatching on Exhibit A annexed to the Lease (hereinafter referred to as "Area A") and the term of years with respect thereto under the Lease yet to come, and has given, granted and surrendered and by these presents does, give, grant and surrender to the Port Authority, its successors and assigns, all the rights, rights of renewal, licenses, privileges and options of the Lessee granted by the Lease with respect to Area A all to the intent and purpose that the said term under the Lease and the said rights of renewal, licenses, privileges and options may be wholly merged, extinguished and determined on the Surrender Date with the same force and effect as if the said term were in and by the provisions of the Lease originally fixed to expire on such date.

                  7. All promises, covenants, agreements and obligations of the Lessee with respect to Area A under the Lease or otherwise which under the provisions thereof would have matured upon the date originally fixed in the Lease for the expiration of the term thereof, or upon the termination of the Lease prior to the said date, or within a stated period after expiration or termination, shall notwithstanding such provisions, mature upon the Surrender Date and shall survive the execution and delivery of this Agreement.

                  8. The Lessee hereby agrees to terminate its occupancy of Area A and to deliver actual physical possession of the same to the Port Authority on or before the Surrender date in the condition required by the Lease upon surrender.

                  9. (a)  Notwithstanding  the provisions of Section 42(a)(2) of the Lease and subject to all the terms, conditions and provisions of Section 42(f), (g), (h) and (i) of the Lease, the Port Authority may periodically from and after the Effective Date at such times as the Port Authority may elect, arrange for a survey of Area A-l by the Port Authority's Engineering Department or by an independent utility consultant to be selected by the Port Authority for the purpose of establishing the Lessee's annual consumption of and demand for electricity (such consumption of and demand for electricity being hereinafter referred to as "consumption and demand"). Such consumption and demand shall be based on the wattage of lamps and any other electrical machinery and equipment and the frequency and duration of the use thereof in Area A-l. The Lessee's annual consumption and demand shall be divided by the number of "billing periods" per year established by the public utility company supplying electricity in the vicinity of Area A-l so as to determine the Lessee's consumption and demand per billing period. In lieu of such determination of consumption and demand, the same may be measured by meter which the Port Authority may at its option, exercised at any time during the term of the letting, install on or off Area A-l and in the event any such meter fails to record such, the Lessee's consumption of and demand for electricity for any period that a meter is out of service will be considered to be the same as the consumption and demand for a like period either immediately before or immediately after such interruption as selected by the Port Authority. The Port Authority shall compute the cost of such consumption and demand either as determined by the survey or measured by meter based on the greater of (1) the rates (including the fuel or other adjustment factor, if any) which the Lessee under the service classification applicable to the Lessee as of the date of each billing period would be required to pay if the Lessee had purchased such electricity directly from the public utility company supplying the same to commercial buildings in the vicinity or (2) the Port Authority's cost of obtaining and supplying the same quantity of electricity. From and after the Effective Date the Lessee shall pay the cost of such consumption and demand for each such billing period to the Port Authority upon demand therefor and the same shall be deemed additional rental collectible in the same manner and with like remedies as if it were made a part of the basic rental reserved hereunder. The determination of consumption and demand by survey shall be binding and conclusive on both the Lessee and the Port Authority as to all matters, including but not limited to the frequency and duration of use of the lamps and other electrical machinery and equipment in Area A-l. The cost of each such survey shall be borne by the Port Authority provided that if the Lessee makes any alterations or improvements to Area A-l in accordance with the provisions of
Section 12 of the Lease, or otherwise which may result in greater consumption or demand, the Port Authority may direct a new survey to establish the consumption and demand for electricity in Area A-l and the cost thereof shall be borne by the Lessee. Any method of measurement used herein shall not preclude the Port Authority from reverting to the use of any prior method.

                  (b) Notwithstanding that the Port Authority has agreed to supply electricity to the Lessee, the Port Authority shall be under no obligation to provide or continue such service hereunder if the Port Authority is prevented by law, agreement or otherwise from metering or measuring consumption and demand as hereinabove set forth or elects not to so meter or measure the same, then in any such event the Lessee shall make all arrangements and conversions necessary to obtain electricity directly from the public utility. Also in such event the Lessee shall perform the construction necessary for such conversion and if any lines or equipment of the Port Authority are with the consent of the Port Authority used therefor, the Port Authority may make an appropriate charge therefor to the Lessee based on its cost and expenses for the said lines and equipment.

                  10. The Lessee has thoroughly examined and inspected Area A-l and has found it to be in good order and repair and has determined Area A-l to be suitable for its operations hereunder. The Lessee agrees to and shall take Area A-l in its "as is" condition as of the date hereof and the Lessee acknowledges that it has not relied upon any representation or statement of the Port Authority or its Commissioners, officers, employees or agents as to the condition or as to the suitability of Area A-l. The Lessee further agrees that the Port Authority shall have no obligation for finishing work or for preparation of Area A-l for the Lessee's use. The Lessee agrees to perform at its sole cost and expense all construction and installation work that it may require to finish off and decorate Area A-l. The Lessee further acknowledges that facilities for heat, ventilation and air-cooling have heretofore been installed in Area A-l pursuant to a certain design configuration for Area A-l and notwithstanding the provisions of Section 42 of the Lease the Port Authority makes no representations that such heat, ventilation and air-cooling shall maintain in Area A-l an even and comfortable working temperature, and in the event any alteration to such facilities shall be required in order to maintain an even and comfortable working temperature in Area A-l, the cost of the same shall be borne by the Lessee. The Lessee agrees that no portion of Area A-l will be used initially or at any time during the term of the letting of Area A-l which is in a condition unsafe or improper for the conduct of the Lessee's operations under the Lease as herein amended so that there is possibility of injury or damage to life or property.

                  11. (a) Without limiting any other right of termination under this Agreement, the Port Authority shall have the right to terminate this Agreement and the letting hereunder without cause, at any time on one hundred eighty (180) days' notice to the Lessee. In the event of termination pursuant to this Paragraph 11, this Agreement and the letting hereunder shall cease and expire as if the effective date of termination stated in the notice were the date originally fixed herein for the expiration of the term of the letting.

                  (b) Notwithstanding the foregoing provision, the Port Authority shall, within thirty (30) days after giving the notice referred to in subparagraph (a), tender to the Lessee an agreement, which shall constitute an offer to amend this Agreement, providing for the letting to the Lessee of other space at the World Trade Center, consisting of a single block of space, substantially similar in size to Area A-l but the configuration of such and its location within the Facility shall be solely within the discretion of the Port Authority. Such agreement shall contain an exhibit depicting such other space, the effective date upon which the letting of such space shall commence, a statement of the number of rentable square feet comprising such space and the annual basic rental payable for such space which shall be computed at the same annual per rentable square foot rate as the basic rental set forth in this Agreement. In addition to the annual basic rental payable for such space the agreement will provide that the Lessee will continue to pay additional basic rental as provided in the Schedule A attached to this Agreement based on the number of square feet in such space. The agreement will also provide that the Lessee will surrender, vacate and yield up to the Port Authority Area A-l on the date preceding the effective date the letting of such space shall commence and that the Port Authority will, (1) finish the space or cause the same to be finished at no cost to the Lessee substantially in the same manner and to the same extent as Area A-l, (2) arrange for or, at the Port Authority's option, reimburse the Lessee for its reasonable expenditures for moving the Lessee's property from Area A-l to such other space, (3) reimburse the Lessee for its reasonable expenditures for installing telephone equipment in such space substantially equivalent to the Lessee's present installation and (4) reimburse all reasonable payments made by the Lessee in connection with office stationery no longer usable by the Lessee as a result of its move to such other space. All terms, conditions and provisions of this Agreement as so amended will remain in force and effect as to such space which shall be and become the premises from the effective date of the letting of such space through the balance of the term of the letting under this Agreement. The Lessee shall within twenty (20) days after delivery to it of such agreement by the Port Authority, execute, acknowledge and deliver the same to the Port Authority. Upon the delivery of a fully executed and acknowledged copy of the agreement by the Port Authority to the Lessee, the notice theretofore served pursuant to subparagraph (a) hereof shall be deemed null and void and of no further force or effect. In the event the Lessee does not accept the Port Authority's offer by delivering the agreement executed and acknowledged by it to the Port Authority within the time specified herein, then the offer contained therein shall be deemed withdrawn and the notice terminating the letting served in accordance with the provisions of subparagraph (a) hereof shall be and remain fully effective and the Port Authority shall have no further obligation to offer other space to the Lessee either at the World Trade Center or elsewhere. If the agreement is executed by the parties hereto the provisions of this Paragraph 11 shall be of no further force and effect.

                  (c) The provisions of subparagraph (b) of this Paragraph 11 shall be independent of and shall not be deemed a condition precedent or prerequisite to the exercise of the right of termination by the Port Authority under subparagraph (a) hereof.

                  (d) The Lessee acknowledges that it has been advised by the Port Authority that any failure of the Lessee to surrender, vacate and yield up to the Port Authority Area A-l on the day preceding the effective date of termination set forth in subparagraph (a) hereof or on the day preceding the effective date of the letting of the space to which the Lessee is moved as referred to in subparagraph (b) hereof, will or may cause the Port Authority injury, damage or loss. The Lessee hereby assumes the risk of such injury, damage or loss and hereby agrees that it shall be responsible for the same and shall pay the Port Authority for the same whether such are foreseen or unforeseen, special, direct, consequential or otherwise and the Lessee hereby expressly agrees to indemnify and hold the Port Authority harmless against any such injury, damage or loss. The foregoing shall not constitute or be deemed to constitute the sole and exclusive remedy of the Port Authority for such failure of the Lessee.

                  (e) In the event the Lessee should become entitled to reimbursement pursuant to the provisions of subdivisions (2), (3) or (4) of subparagraph (b) above, the Lessee shall submit to the Port Authority a statement signed by a responsible officer of the Lessee certifying the amount due to the Lessee together with such documentation, records, paid bills and invoices to substantiate the amount due the Lessee. After examination and approval of such certified statement and any other documentation as may be reasonably requested by the Port Authority, the Port Authority will determine the amount due to the Lessee and will grant the Lessee a credit in such amount against the Lessee's rental obligations next becoming due.

                  12. The Lessee represents and warrants that no broker has been concerned in the negotiation of this Agreement or the letting or the extension hereunder and that there is no broker who is or may be entitled to be paid a commission in connection therewith. The Lessee shall indemnify and save harmless the Port Authority of and from any and all claims for commission or brokerage made by any and all persons, firms or corporations whatsoever for services in connection with the negotiation and execution of this Agreement or the letting or the extension hereunder.

                  13. Neither the Commissioners of the Port Authority nor any of them, nor any agent, officer or employee thereof shall be charged personally by the Lessee with any liability or held liable to it under any term or provision of this Agreement or because of its execution or attempted execution or because of any breach thereof.

                  14. As hereby amended all the terms, provisions, covenants, agreements and conditions of the Lease shall remain in full force and effect.

                  15. This Agreement and the Lease which it supplements constitute the entire agreement between the Port Authority and the Lessee on the subject matter, and may not be changed, modified, discharged or extended except by instrument in writing duly executed on behalf of both the Port Authority and the Lessee. The Lessee agrees that no representations or warranties shall be binding upon the Port Authority unless expressed in writing in the Lease or in this Agreement.

                  IN WITNESS WHEREOF, the Port Authority and the Lessee have set forth their hands and seals as the day and year first above written.

                                                  THE PORT AUTHORITY OF NEW YORK
ATTEST:                                              AND NEW JERSEY

/s/                                             By:/s/
-------------------------------                 -------------------------------
                    (Secretary)                 (Title)  Director of Real Estate
                                                                          (Seal)

ATTEST:                                         CHENG XIANG TRADING USA INC.

/s/                                             By:   /s/ Max P. Chen
-------------------------------                 -------------------------------
                    (Secretary)
                                                (Title)            President
                                                --------------------------------
                                                               (Corporate Seal)

          [GRAPHICAL REPRESENTATION OF THE LAYOUT OF THE OFFICE SPACE]

                                   SCHEDULE A

         1. For the purposes of this Schedule A, the following provisions shall apply:

         (a) "Taxes" shall mean real estate taxes and assessments which may be imposed from time to time by the United States of America, the State of New York or any municipality or other governmental authority, upon the Port Authority with respect to the buildings, structures, facilities or land at the World Trade Center or with respect to the rentals or income therefrom in lieu of or in addition to any tax or assessment which would otherwise be a real estate tax or assessment and taxes shall include any payments in lieu of real estate taxes or assessments which may be agreed upon between the Port Authority and any of the foregoing governmental authorities, other than payments in lieu of taxes described in paragraph (b) below.

         (b) "Payments in lieu of taxes" shall mean such payments as the Port Authority has agreed to pay the City of New York under an agreement dated 1967 as it may have been or may be hereafter supplemented or amended (hereinafter called the "City Agreement").

         (c) The "annual per rentable square foot factor" referred to in this Schedule was initially fixed at $1.25 in the City Agreement and provision was made in paragraph 7(3) of the City Agreement for changes therein from time to time to reflect changes in the tax rate and changes in assessed valuations.

         (d) "Tax base" shall mean the annual per rentable square foot factor finally established to be the annual per rentable square foot factor to be used in computing payments in lieu of taxes for the tax year beginning July 1, 2000.

         (e) "Tax year" shall mean the twelve-month period established by The City of New York as a tax year for real estate tax purposes.

         (f) "Wage rate" shall mean the cost for an hour's work by a porter engaged to work a 40-hour work week in a Class A office building in the City of New York which hourly cost shall be limited solely to the hourly wage rate for porters as that rate is established from time to time by collective bargaining agreement between the Realty Advisory Board on Labor Relations, Incorporated, acting on behalf of various building owners and Local 32B-32J, Service Employees International Union, AFL-CIO, (which collective bargaining agreement is hereinafter referred to as "the Contract"), plus a proper proportion of fringe benefits and other payroll costs. As used herein:

                  (1) "Porter" or "porters" shall mean those employees engaged in the general maintenance and operation of office buildings and classified as "Others" by the Contract.

                  (2) "Fringe benefits" shall mean the items of cost which an employer would be obligated to pay or would incur pursuant to the Contract on the basis of wages paid to a porter engaged to work a 40-hour work week in Class A office building in New York City who is entitled to receive on an annual basis the maximum entitlement under the Contract, including, without limitation, vacation allowances, sick leave, holiday pay, birthdays, jury duty, medical checkup, lunch time, relief time, other paid time off, bonuses, union assessments allocable to pension plans and welfare and training funds, and health, life, accident, or other such types of insurance.

                  (3) "Other payroll costs" shall mean taxes payable pursuant to law by an employer upon the basis of wages paid to a porter engaged to work a 40 hour work week in a Class A office building in New York City, including, without limitation, F.I.C.A., New York State Unemployment Insurance and Federal Unemployment Insurance.

                  If at any time during the term of the letting under the Lease the Contract shall require regular employment of porters on days or during hours when overtime or other premium pay rates are in effect pursuant to the Contract the hourly wage rate for porters under the Contract for the applicable period shall be determined by dividing the weekly wage an employer would be obligated to pay a porter engaged to work a 40-hour work week in a Class A office building in New York City under the Contract by 40.

                  If either the Realty Advisory Board on Labor Relations, Incorporated or Local 32B-32J, Service Employees International Union, AFL-CIO shall cease to exist or a collective bargaining agreement shall cease to be negotiated between the Realty Advisory Board on Labor Relations, Incorporated and Local 32B-32J, Service Employees International Union, AFL-CIO, or if the job classification "Others" shall be renamed or abolished in any subsequent collective bargaining agreement entered into between the Realty Advisory Board on Labor Relations, Incorporated and Local 32B-32J, Service Employees International Union, AFL-CIO, then the wage rate to be used in applying the provisions of this Schedule shall be the wage rate for those employees engaged in the general maintenance and operation of Class A office buildings either pursuant to any subsequent collective bargaining agreement between the Realty Advisory Board on Labor Relations, Incorporated and Local 32B-32J, Service Employees International Union, AFL-CIO, or if there is no such agreement, then pursuant to such agreement as the Port Authority shall select.

                  (g) "Basic wage rate" shall mean the wage rate in effect on January 1, 2000.

                  (h) "Rentable square feet in the premises" shall mean 1,939 square feet.

                  (i) "Lease"  shall mean the  agreement  of lease to which this schedule is attached.

         2. From and after each July 1, following the commencement date of the letting under the Lease, the Lessee shall pay an additional basic rental under the Lease at the annual rate computed by multiplying the rentable square feet in the premises by the excess over the tax base of the total of (i) the annual per rentable square foot amount of taxes for the tax year beginning on that July 1; and (ii) the annual per rentable square foot factor used in computing payments in lieu of taxes for the tax year beginning on that July 1. If taxes become payable on a basis other than an annual amount per rentable square foot, the Port Authority will allocate those taxes to the rentable square feet of space in the World Trade Center and will notify the Lessee of the amount of such allocation.

         3. In addition to additional basic rental payable under paragraph 2 above, from and after the commencement date of the letting under the Lease, the Lessee shall pay additional basic rental under the Lease at an annual rate equal to $0.01 for each $0.01, or major fraction thereof, that the wage rate in effect on the commencement date of the letting and each wage rate thereafter established from time to time during the term of the letting exceeds the basic wage rate, multiplied by the rentable square feet in the premises.

         4. If the imposition or allocation of taxes or the establishment of an annual per rentable square foot factor to be used in computing payments in lieu of taxes for any tax year or the establishment of a wage rate to be effective for any period of time is delayed for any reason whatsoever, the Lessee shall nevertheless continue to pay the additional basic rental at the annual rate then in effect subject to retroactive adjustments at such time as the taxes are imposed or allocated or the said per rentable square foot factor or wage rate shall have been established.

         5. After imposition and allocation of taxes for any tax year and the establishment for each tax year of the annual per rentable square foot factor used in computing payments in lieu of taxes and after the effective date of each wage rate in excess of the basic wage rate; the Port Authority will compute the annual rate or rates of additional basic rental payable by the Lessee under paragraph 2 or 3 above and will notify the Lessee of the amounts thereof. Additional basic rental accruing under paragraph 2 or 3 above shall be computed separately and each amount thereof shall be payable by the Lessee to the Port Authority in advance in monthly installments, each installment being equal to l/12 of the annual rate except that if at the time the Port Authority gives notice to the Lessee under this paragraph, additional basic rental shall have accrued for a period prior to the notice, the Lessee shall pay such additional basic rental in full for such period, within ten days after such notice.

         6. If after an amount of additional basic rental shall have been fixed under paragraphs 2 or 3 above for any period, taxes are imposed or the amount of taxes or the annual per rentable square foot factor in regard to payments in lieu of taxes or the wage rate used for computing such additional basic rental shall be changed or adjusted, then the additional basic rental payable for that period shall be recomputed and from and after notification of the imposition, change or adjustment, the Lessee shall make payments based upon the recomputed additional basic rental and upon demand the Lessee shall pay any excess in additional basic rental as recomputed over amounts of additional basic rental theretofore actually paid. If such change or adjustment results in a reduction in the amount of additional basic rental for any period prior to notification, the Port Authority will credit the Lessee with the difference between the additional basic rental as recomputed for that period and amounts of additional basic rental actually paid.

                                                /s/
                                                --------------------------------
                                                For the Port Authority

                                                /s/
                                                --------------------------------
                                                For the Lessee

                         (Port Authority Acknowledgment)

STATE OF NEW YORK          )
                             ss:
COUNTY OF NEW YORK         )

                  On the 18 day October, 1999, before me personally came Cherrie Nanning to me known, who being by me duly sworn, did depose and say that she resides in 250 W. 24 Street, New York, NY 10011; that she is the Director of Real Estate of the Port Authority of New York and New Jersey, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Commissioners of said corporation; and that he signed his name thereto.

                                               /s/ Sylvia Shephard
                                               ---------------------------------
                                               (notarial stamp and seal


                           (CORPORATE ACKNOWLEDGMENT)

STATE OF QUEENS   )
                  SS.:
COUNTY OF QUEENS  )


                  On the 14th day of Sept., 1999, before me personally came Gui Ying Ye, to me known, who, being by me duly sworn, did depose and say that she resides at 108-31 66rd, Forest Hills, NY 11375, WTC. Ste. 2201; that she is the Secretary of Cheng Xiang Trading USA Inc., one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

                                               /s/ Madeline Santana
                                               ---------------------------------
                                               (notarial stamp and seal)